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                                                                    EXHIBIT 99.1

FINANCIAL
RELATIONS BOARD


AT THE COMPANY                      AT FRB|WEBER SHANDWICK

James W. Christmas                  Marilynn Meek - General Info (212) 445-8451
Chairman and CEO                    Peter Seltzberg - Analyst (212) 445-8457
(713) 877-8006

FOR IMMEDIATE RELEASE:
November 26, 2003

     KCS ENERGY, INC. COMPLETES SALE OF 6 MILLION SHARES OF COMMON STOCK

HOUSTON, TX, November 26, 2003 -- KCS Energy, Inc. (NYSE: KCS) today announced the closing of the previously announced sale of 6 million shares of common stock priced at $8.00 per share, resulting in net proceeds of approximately $45.2 million. The underwriters have an over-allotment option of up to 900,000 shares exercisable for 30 days from November 20, 2003.

The co-lead managers of the offering are Jefferies & Company, Inc. and Sanders Morris Harris, Inc. Harris Nesbitt Corp. is a co-manager.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

KCS is an independent energy company engaged in the acquisition, exploration, development and production of natural gas and crude oil with operations in the Mid-Continent and Gulf Coast regions.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the stability of the capital markets, delays and difficulties in developing currently owned properties, the failure of exploratory drilling to result in commercial wells, delays due to the limited availability of drilling equipment and personnel, fluctuations in oil and gas prices, general economic conditions and the risk factors detailed from time to time in the Company's periodic reports and registration statements filed with the Securities in Exchange Commission.


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